Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

HOTH THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	457(h)	2,400,000	$0.4352(2)	$1,044,480(2)	$0.0000927	$96.82
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,044,480(2)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$96.82

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Hoth Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s Common Stock reported on The Nasdaq Capital Market on June 24, 2022.